Ruby Tuesday, Inc. & Subsidiaries

SUBSIDIARIES/AFFILIATES

RT Airport, Inc.	RT South Florida Franchise, LP
RT Franchise Acquisition, LLC	Ruby Tuesday GC Cards, Inc.
RT Louisville Franchise, LLC	RT West Palm Beach Franchise, LP
RT McGhee Tyson, LLC	RT Detroit Franchise, LLC
RT One Percent Holdings, Inc.	RT Michigan Franchise, LLC
Ruby Tuesday, LLC	RT O'Toole, LLC
RT One Percent Holdings, LLC	RT Smith, LLC
RT Minneapolis Holdings, LLC	RT Millington, LLC
RT Omaha Holdings, LLC	4721 RT of Pennsylvania, Inc.
RT Denver, Inc.	RT of Annapolis, Inc.
RT Louisville, Inc.	Ruby Tuesday of Marley Station, Inc.
RT Orlando, Inc.	Orpah,Inc.
RT South Florida, Inc.	RT Hospitality - York, JV
RT Tampa, Inc	Ruby Tuesday of St. Mary's, Inc.
RT West Palm Beach, Inc.	Ruby Tuesday of Allegany County, Inc.
RTBD, Inc.	Ruby Tuesday of Columbia, Inc.
RT Kentucky Restaurant Holdings, LLC	RT KCMO Kansas, Inc.
RT New Hampshire Restaurant Holdings, LLC	Ruby Tuesday Sunday Club, Inc.
RTGC, LLC	Ruby Tuesday of Linthicum, Inc.
RT Restaurant Services, LLC	Ruby Tuesday of Frederick, Inc.
RT Finance, Inc.	RT of Cecil County, Inc.
RT Florida Equity, LLC	RT of Clarksville, Inc.
RT Southwest Franchise, LLC	RT of Riverside, Inc.
RT Tampa Franchise, LP	Ruby Tuesday of Pocomoke City, Inc.
RT New York Franchise, LLC	RT of Fruitland, Inc.
RT New England Franchise, LLC	RTMB Lodging Joint Venture
RTTA, LP	RT Stonebridge Joint Venture
RT Michiana Franchise, LLC	RTT Texas, Inc.
RT Orlando Franchise, LP	RTTT, LLC
RT Indianapolis Franchise, LLC	RT/Sayosha Chambersburg Joint Venture
RT Jonesboro Club	RT Portland Franchise, LLC
RT Long Island Franchise, LLC	RT St. Louis Franchise, LLC
RT Western Missouri Franchise, LLC	RT Denver Franchise, L.P.
RT Omaha Franchise, LLC	Ruby Tuesday of Salisbury, Inc.
RT Las Vegas Franchise, LLC	Ruby Tuesday of Conway, Inc.
RT Minneapolis Franchise, LLC	Ruby Tuesday of Russellville, Inc.
RT KCMO Franchise, LLC	Ruby Tuesday of Bryant, Inc.
RT Distributing, LLC	RT FL Gift Cards, Inc.